FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5167	James Anderson, 312-822-7757
Sarah Pang, 312-822-6394	Derek G. Smith, 312-822-6612
Robert Tardella, 312-822-4387
CNA FINANCIAL ANNOUNCES FOURTH QUARTER 2015 RESULTS

•	Q4 NOL OF $52M; NOI OF $171M EX LTC CHARGE & INVESTMENT ACCOUNTING CHANGE

•	2015 P&C COMBINED RATIO OF 95.4% VS 97.7% IN 2014

•	12/31/2015 BVPS EX AOCI OF $44.66, UP 4% FOR 2015 ADJUSTED FOR DIVIDENDS

•	SPECIAL DIVIDEND OF $2.00 PER SHARE; QUARTERLY DIVIDEND OF $0.25 PER SHARE
CHICAGO, February 8, 2016 --- CNA Financial Corporation (NYSE: CNA) today announced a fourth quarter 2015 net operating loss of $52 million, or $0.19 per share, and net loss of $70 million, or $0.26 per share. Full year 2015 results were net operating income of $515 million, or $1.90 per share, and net income of $479 million, or $1.77 per share. Property & Casualty Operations combined ratio for the fourth quarter and full year was 98.9% and 95.4%, respectively.
CNA Financial declared a special dividend of $2.00 per share and a quarterly dividend of $0.25 per share, payable March 9, 2016 to stockholders of record on February 22, 2016.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2015	2014	2015	2014
Net operating (loss) income (a)	$(52)	$205	$515	$849
Net realized investment (losses) gains	(18)	(7)	(36)	39
Loss from discontinued operations, net of tax	—	—	—	(197)
Net (loss) income	$(70)	$198	$479	$691

Net operating (loss) income per diluted share	$(0.19)	$0.76	$1.90	$3.14
Net (loss) income per diluted share	(0.26)	0.73	1.77	2.55

	December 31, 2015	December 31, 2014
Book value per share	$43.49	$47.39
Book value per share excluding AOCI	44.66	45.91

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note J in the Condensed Consolidated Financial Statements within the September 30, 2015 Form 10-Q for further discussion of this measure.

Property & Casualty Operations' net operating income was $202 million for the fourth quarter of 2015 as compared with $314 million in the prior year quarter. The decrease was driven by less favorable underwriting results and lower net investment income. Catastrophe losses for the fourth quarter were $27 million, after tax, as compared with $7 million, after tax, in the prior year quarter. Catastrophe losses in the fourth quarter of 2015 were primarily due to International weather-related events.
Net operating results for our non-core segments decreased $145 million from the prior year quarter, driven by results in our Life & Group Non-Core segment. Life & Group Non-Core results included a $198 million after-tax charge related to recognition of a premium deficiency and a small deficiency in claim reserves in our long term care business.
Net investment income, after tax, decreased to $314 million for the fourth quarter of 2015 as compared with $365 million in the prior year quarter. This decrease was primarily driven by limited partnerships, which returned 0.9% in the current quarter as compared with 2.2% in the prior year quarter. Income from fixed maturity securities, after tax, decreased by $26 million driven by a $25 million change in estimate effected by a change in accounting principle adopted to better reflect the yield on fixed maturity securities that have call provisions.
Full Year 2015 Consolidated Results
Net operating income for the full year 2015 decreased $334 million to $515 million from $849 million in the prior year largely driven by the results of our Life & Group Non-Core and Corporate Non-Core segments. Net operating results for our non-core segments decreased $290 million as compared with the prior year, driven by the long term care reserve unlocking charge discussed above and the unfavorable effect of the application of retroactive reinsurance accounting to adverse reserve development ceded under the 2010 Asbestos and Environmental Pollution Loss Portfolio Transfer.
Property & Casualty Operations' net operating income was $966 million in 2015 as compared with $1,010 million in the prior year. This decrease was primarily due to lower net investment income, partially offset by improved underwriting results. Catastrophe losses for the full year were $95 million, after tax, as compared with $102 million, after tax, in the prior year.
Net investment income, after tax, was $1,329 million for the current year as compared with $1,473 million in the prior year. This decrease was primarily driven by limited partnerships, which returned 3.0% in 2015 as compared with 9.7% in the prior year. Income from fixed maturity securities, after tax, decreased $34 million driven by the accounting change discussed above and lower reinvestment rates.

Property & Casualty Operations
"CNA’s core P&C business continues to perform well, highlighted by our fifth consecutive year of underlying loss ratio improvement despite a tough insurance operating environment. Specialty had another year of strong performance and Commercial delivered a three-point improvement in their underlying loss ratio. We believe this is reflective of our constant focus on underwriting discipline," said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. "This sustained progress in our P&C business, as well as our strong capital position, gave the Board of Directors the confidence to declare a special dividend for the third consecutive year, validating our commitment to creating long-term value for our shareholders."

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2015	2014	2015	2014
Net written premiums	$1,585	$1,555	$6,421	$6,536
NWP change (% year over year)	2%	(8)%	(2)%	(4)%
Net operating income	$202	$314	$966	$1,010
Net income	176	322	914	1,030

Loss ratio excluding catastrophes and development	61.7%	61.4%	61.9%	62.8%
Effect of catastrophe impacts	2.4	0.6	2.2	2.3
Effect of development-related items	(1.2)	(2.4)	(3.1)	(0.5)
Loss ratio	62.9%	59.6%	61.0%	64.6%

Combined ratio	98.9%	91.8%	95.4%	97.7%
Combined ratio excluding catastrophes and development	97.7%	93.6%	96.3%	95.9%

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2015	2014	2015	2014
Net written premiums	$704	$689	$2,781	$2,839
NWP change (% year over year)	2%	(3)%	(2)%	(1)%
Net operating income	$109	$154	$560	$634
Net income	98	158	538	644

Loss ratio excluding catastrophes and development	63.5%	60.1%	62.3%	61.7%
Effect of catastrophe impacts	(0.3)	—	0.4	0.7
Effect of development-related items	(0.1)	(2.0)	(5.3)	(5.1)
Loss ratio	63.1%	58.1%	57.4%	57.3%

Combined ratio	95.0%	88.4%	88.7%	87.6%
Combined ratio excluding catastrophes and development	95.4%	90.4%	93.6%	92.0%

•	Net operating income decreased $45 million for the fourth quarter of 2015 as compared with the prior year quarter, due to less favorable underwriting results and lower net investment income.

•
The combined ratio increased 6.6 points for the fourth quarter of 2015 as compared with the prior year quarter. The loss ratio increased 5.0 points, due to a higher current accident year loss ratio and less favorable net prior year development. The unfavorable quarter over quarter accident year comparison was driven by a re-evaluation of our 2015 loss ratio that increased the full year by 0.4 points, which resulted in a catch up impact of 1.6 points on the fourth quarter's loss ratio. In 2014, our fourth quarter accident year loss ratio was favorably affected by the re-evaluation of our estimated 2014 full year loss ratio downward by 0.5 points, and the related positive four quarter catch up impact was 2.0 points on the fourth quarter loss ratio. The expense ratio increased 1.5 points for the fourth quarter of 2015 as compared with the prior year quarter primarily driven by increased underwriting expenses.

•	Net written premiums were consistent as compared with the prior year quarter. Average rate was unchanged for the policies that renewed in the fourth quarter of 2015 while achieving a retention of 87%.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2015	2014	2015	2014
Net written premiums	$700	$684	$2,818	$2,817
NWP change (% year over year)	2%	(5)%	—%	(5)%
Net operating income	$96	$132	$369	$307
Net income	81	136	338	317

Loss ratio excluding catastrophes and development	59.3%	63.0%	61.6%	64.6%
Effect of catastrophe impacts	2.7	0.6	3.6	4.4
Effect of development-related items	(1.4)	0.6	(0.1)	6.3
Loss ratio	60.6%	64.2%	65.1%	75.3%

Combined ratio	99.6%	96.8%	101.5%	109.3%
Combined ratio excluding catastrophes and development	98.3%	95.6%	98.0%	98.6%

•
Net operating income decreased $36 million for the fourth quarter of 2015 as compared with the prior year quarter. This decrease was primarily driven by lower net investment income and less favorable current accident year underwriting results, partially offset by favorable development.

•
The combined ratio increased 2.8 points for the fourth quarter of 2015 as compared with the prior year quarter. The loss ratio improved 3.6 points, due to an improved non-catastrophe current accident year loss ratio and favorable net prior year development, partially offset by higher catastrophe losses. Catastrophe losses were $18 million, or 2.7 points of the loss ratio, for the fourth quarter of 2015 as compared with $4 million, or 0.6 points of the loss ratio, for the prior year quarter. The expense ratio increased 6.3 points for the fourth quarter of 2015 as compared with the prior year quarter. The unfavorable comparison was primarily driven by the increase in loss-based assessment fees related to our prior Defense Based Act workers' compensation writings as well as increased contingent commissions and underwriting expenses. Last year's fourth quarter was helped by the favorable impact of 2014 recoveries on insurance receivables written off in prior years.

•
Net written premiums increased $16 million for the fourth quarter of 2015 as compared with the prior year quarter, driven by an increased level of new business and improved retention. Average rate increased 1% for the policies that renewed in the fourth quarter of 2015 while achieving a retention of 84%.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2015	2014	2015	2014
Net written premiums	$181	$182	$822	$880
NWP change (% year over year)	(1)%	(30)%	(7)%	(8)%
Net operating (loss) income	$(3)	$28	$37	$69
Net (loss) income	(3)	28	38	69

Loss ratio excluding catastrophes and development	63.5%	60.3%	61.7%	60.3%
Effect of catastrophe impacts	10.7	2.2	3.3	1.0
Effect of development-related items	(3.9)	(13.3)	(5.5)	(7.8)
Loss ratio	70.3%	49.2%	59.5%	53.5%

Combined ratio	109.9%	86.9%	97.6%	92.4%
Combined ratio excluding catastrophes and development	103.1%	98.0%	99.8%	99.2%

•
Net operating results decreased $31 million for the fourth quarter of 2015 as compared with the prior year quarter. This decrease was primarily due to decreased underwriting results, partially offset by less unfavorable effects of foreign currency exchange rates.

•
The combined ratio increased 23.0 points for the fourth quarter of 2015 as compared with the prior year quarter. The loss ratio increased 21.1 points, due to less favorable net prior year loss development, higher catastrophe losses and an increase in large losses. Catastrophe losses were $22 million, or 10.7 points of the loss ratio, for the fourth quarter of 2015 as compared with $5 million, or 2.2 points of the loss ratio, for the prior year quarter. The expense ratio increased 1.9 points, primarily due to the effect of lower net earned premiums.

•
Net written premiums were consistent for the fourth quarter of 2015 as compared with the prior year quarter. Average rate decreased 1% for the policies that renewed in the fourth quarter of 2015 while achieving a retention of 73%.

Life & Group Non-Core

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2015	2014	2015	2014
Total operating revenues	$299	$324	$1,259	$1,272
Net operating loss	(243)	(34)	(314)	(69)
Net loss	(241)	(55)	(306)	(62)

•
Net operating loss increased $209 million for the fourth quarter of 2015 as compared with the prior year quarter. The increase was driven by a $296 million charge related to recognition of a premium deficiency and a $9 million deficiency in claim reserves in our long term care business. The after-tax impact of both of these items was $198 million. Excluding the effect of these items, results in 2015 were also negatively affected by higher morbidity in our long term care business.

Corporate & Other Non-Core

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2015	2014	2015	2014
Interest expense	$37	$44	$154	$182
Net operating loss	(11)	(75)	(137)	(92)
Net loss	(5)	(69)	(129)	(80)

•	Net operating loss decreased $64 million for the fourth quarter of 2015 as compared with the prior year quarter. The prior year quarter included a $55 million after-tax lump sum settlement charge.

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 14th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 576-4398, or for international callers, (719) 457-2689. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.
International provides property and casualty insurance and specialty coverages in Canada, the United Kingdom and Continental Europe as well as globally through its operations at Lloyd’s of London.
Life & Group Non-Core primarily includes the results of the individual and group long term care businesses that are in run off.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of Specialty, Commercial and International, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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